AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1997

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT

                                      Under
                           The Securities Act of 1933

                          DATA BROADCASTING CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                ----------------

               DELAWARE                               13-3668779
    (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                IDENTIFICATION NO.)

                                ----------------

                            3490 Clubhouse Drive, I-2
                             Jackson, Wyoming 83001
                                 (307) 733-9742
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive offices)

                                -----------------

                            Reed L. Benson
                            Secretary and General Counsel
                            7050 Union Park Avenue #600
                            Midvale, Utah  84047
                            (801) 562-2252
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            With a copy to:
                            Camhy Karlinksy & Stein LLP
                            1740 Broadway, 16th Floor
                            New York, New York  10019-4315
                            Attn:  Alan I. Annex
                            (212) 977-6600

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ].

     If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [x].

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                                         Proposed
                                         Proposed         maximum
Title of each class                       maximum        aggregate    Amount of
   of securities        Amount to be   offering price    offering   Registration
  to be registered       registered     per unit (1)     price (1)      fee
--------------------------------------------------------------------------------
Common Stock, $.01
  par value.......... 3,485,200 Shares     $7.44        $17,550,190   $6,051.79
================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average bid and ask prices for Data Broadcasting Corporation Common Stock as reported by the National Association of Securities Dealers, Inc. through its Automated Quotation System on February 6, 1997.

     The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                   PROSPECTUS

                  SUBJECT TO COMPLETION, DATED February 11, 1997

                          Data Broadcasting Corporation
                                    3,485,200
                                  Common Shares
                                ($.01 Par Value)

                                ----------------

     This Prospectus relates to the sale of up to 3,485,200 shares (the "Shares") of common stock, $.01 par value (the "Common Stock") of Data Broadcasting Corporation, a Delaware corporation (the "Company"). The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the Shares offered hereby, except that the Selling Shareholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such Shares. See "Plan of Distribution".

     The Common Stock is traded on the NASDAQ National Market System ("NASDAQ-NMS") under the symbol DBCC. On February 6, 1997 the closing sale price of the Company's Common Stock on the NASDAQ-NMS was $7.44 per share. The Selling Shareholders may sell all or a portion of the Shares offered hereby in private transactions or in the over-the-counter market at prices related to the prevailing prices of the shares on the NASDAQ-NMS at the time of sale. The Selling Shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders. The Selling Shareholders will be required to represent that they have knowledge of Rule 10b-2 and Regulation M promulgated under the Securities and Exchange Act of 1934, which proscribes certain manipulations and deceptive practices in connection with a distribution of securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus (including the material incorporated herein by reference) and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person deemed to be an underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares covered by this Prospectus by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof.

                                ----------------

                The date of this Prospectus is February 11, 1997

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company under the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D. C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the offices of Nasdaq, 1735 "K" St. N.W., Washington, D. C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3, (together with all amendments and exhibits thereto referred to herein as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be inspected and copied in the manner and at the sources described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

1  The Company's Annual report on Form 10-K for the year ended June 30, 1996;
   and

2. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock which is the subject of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Written or oral requests for such copies should be directed to Reed L. Benson, Secretary, Data Broadcasting Corporation, 7050 Union Park Avenue, Suite 600, Midvale, Utah 84047 (Telephone: 801-562-2252).

                                   THE COMPANY

     Subsequent to the acquisition of Broadcast International, Inc. ("BII") on June 30, 1995, Data Broadcasting Corporation operates in two business segments. The Information Services Division ("ISD") includes DBC West, Market Information Corporation (operating under the trade name "BMI") and Capital Management Sciences ("CMS"). ISD provides real-time stock market quotes, equity and fixed income analytics, financial market information and news, access to historical financial databases, and other information to individual investors, traders and portfolio managers on a subscription basis. ISD also provides sports information to sports enthusiasts. The Business Services Division includes Instore Satellite Network ("ISN") which delivers point to multipoint communication services, primarily to retail merchants and business associations, and CheckRite International, Inc. ("CRI") which provides check recovery and check verification data and services to retail merchants. The Company distributes its services via wireless communication devices that rely on FM subcarriers, satellite transmission, cable television systems, telephone lines, the Internet and other means of transmission.

                                  RISK FACTORS

     In addition to the other information provided in this Prospectus, the following factors should be considered carefully in evaluating the business of the Company before purchasing the shares of Common Stock offered by this Prospectus.

     Limited Operating History. The Company has a limited operating history upon which investors may evaluate its performance. Although the Company has been profitable since 1992 and has achieved increasing levels of revenues, there can be no assurance that the Company's profitability or current rate of growth will continue in the future.

     Competition. The market for the products and services of the Company is highly competitive. The Company faces substantial competition from various companies, including many that have greater financial and other resources, and more established customer bases than the Company.

     New Products and Technological Change. The communications industry is characterized by technological change and frequent introductions of new products. Accordingly, the future growth and profitability of the Company are dependent in part on their ability to respond effectively to technological changes and to successfully develop and market new products and services which achieve significant market acceptance. The emergence of the internet may have an effect on the Company's ability to market its financial services data.

     Key Personnel. The Company's continued success is dependent on its key management personnel, including its Co-Chief Executive Officers and its President. The Company maintains no life insurance on key personnel.

     Recent Acquisitions. In June 1995, the Company merged with BII (the "Merger"), which substantially increased the Company's assets and revenues.

     In addition, since the Merger, the Company has made five acquisitions of smaller companies complementing the company's products and services.

     The Merger and the other acquisitions have produced increased revenues due to enhanced marketing and growth opportunities and improved profitability resulting from certain economies of scale and other operating efficiencies. There can be no assurance, however, that such benefits will continue or that the Company will continue to achieve or sustain profitable operations with respect to the Merger or the other acquisitions. The process of integrating the various businesses into the Company's operations may result in unforeseen operating difficulties and could absorb significant management attention and resources that would otherwise be available for the ongoing development of the business of the Company.

     Dependence Upon Financial Markets. A significant portion of the Company's revenues is derived from supplying financial data and quotations related to U.S. financial exchanges and markets. Any significant downturn or other negative development with respect to those exchanges and markets could adversely effect the Company's revenues.


                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares offered hereby. The Company will receive approximately $8,035,000 from the exercise of certain options or warrants to acquire Shares of Common Stock (the "Convertible Securities"), assuming the exercise of all such Convertible Securities, of which there can be no assurance. All such proceeds will be used for working capital purposes. The Company issued the Shares and the Convertible Securities in connection with the acquisition of several businesses over the past three years.

                              SELLING SHAREHOLDERS

     During the past three years the Company made several acquisitions of businesses for consideration consisting of Shares of Common Stock and/or Convertible Securities. These transactions are summarized below:

                                                                 Shares or
                                                          Convertible Securities
                                                          ----------------------
1. Data Sport Inc.--The assets of Data Sport, Inc. were           111,833
   acquired under agreement dated January 31, 1994 in part for warrants to purchase Company stock at $4.61 per share.

2. CMS Options--The assets of Capital Management                1,744,033
   Sciences ("CMS") were acquired under agreement dated
   February 9, 1994 in part for 1,744,033 options to purchase Company stock at $3.42 per share based on future performance of CMS.

3. Saverin Warrants--On May 4, 1994, the Company issued           250,000
   Kenneth A. Saverin warrants to purchase Company stock at $3.42 per share in consideration of his services in securing financing used to acquire CMS assets.

4. Timex Shares and Warrants--On December 16, 1994, the           101,000
   Company issued 1,000 shares of Company stock and granted options to acquire 100,000 shares of Company stock at $7.00 per share in consideration of Timex
   Corporation's development services.

5. Computer Sports World, Inc. ("CSW")--The Company                14,587
   acquired CSW effective April 1, 1995 and issued 14,587 shares of Company stock in consideration therefor.

6. Las Vegas Sports Consultants, Inc. ("LVSC")--The Company       330,206
   merged with LVSC under agreement dated July 1, 1996 and issued 330,206 shares of Company stock in consideration therefor.

7. Check Network, Inc. ("CNI")--A subsidiary of the Company       128,700
   merged with CNI under agreement dated September 16, 1996 and issued 128,700 shares of Company stock in consideration therefor.

8. Federal News Service, Inc. ("FNS")--The Company acquired       804,841
   the assets of FNS under agreement dated October 10, 1996
   and issued 804,841 shares of Company stock in consideration
   therefor.                                                    _________

      Total Shares and Convertible Securities issued            3,485,200

     Such Shares and Convertible Securities have not been previously registered with the Commission. The agreements under which the above described acquisitions were made contain certain registration rights and this Registration Statement is filed to satisfy the Company's obligations thereunder.

     The following table sets forth the number of shares of Common Stock beneficially owned by the Selling Shareholders on January 15, 1997, the number of Shares covered by this Prospectus and the amount and percentage ownership of the Selling Shareholder after the offering. All Shares are beneficially owned and the sole voting and investment power is held by the person named. None of the Selling Shareholders, except James A. Kaplan, who has been employed by the Company and serves as a member of the Board of Directors, has had any material relationship with the Company during the past three years other than the ownership of shares of Common Stock or as employees of businesses purchased.


                                             Common Stock            Shares             Common Stock
                                             Beneficially            Being              Beneficially Owned
                                             Owned Prior             Offered            After the Offering
                                             to the Offering
                                         ------------------------    -------         ------------------------
                                         Number           Percent                    Number           Percent
Data Sport Warrants                      ------           -------                    ------           -------
-------------------
Kathryn E. Anderson                      1,528              *            1,528          0                 *
Matthew J. Anderson                      1,528              *            1,528          0                 *
Noel E. Anderson                         1,528              *            1,528          0                 *
Marguerite A. Barnes                     3,055              *            3,055          0                 *
J. Richard Boustead                      9,167              *            9,167          0                 *
Barbara Brotsky                         12,223              *           12,223          0                 *
Thom Calandra                            3,055              *            3,055          0                 *
Donald Dana                              4,583              *            4,583          0                 *
Robert C. Friese                         1,528              *            1,528          0                 *
Rita Glasser &                           1,528              *            1,528          0                 *
  Phillip Glasser
Mabel Jorczik                            4,889              *            4,889          0                 *
Abe Kramer &                             1,528              *            1,528          0                 *
  Ann Kramer
Abe Kramer &                             1,528              *            1,528          0                 *
  Nathan Kramer                                             *                           0                 *
Erika L. Kramer                            917              *              917          0                 *
Matthew L. Kramer                          917              *              917          0                 *
David Lerner                             3,055              *            3,055          0                 *
George Lerner                            9,167              *            9,167          0                 *
Barbara Lewit                            4,583              *            4,583          0                 *
Jay & Susan Mall                         4,583              *            4,583          0                 *
Market Data Corp.                        9,167              *            9,167          0                 *
Richard Mendelsohn                       3,055              *            3,055          0                 *
Robert Naify                            13,750              *           13,750          0                 *
Resources Trust Co.                      4,583              *            4,583          0                 *
  FBO Leslie M. Lawrence, IRA
Richard Wollack                          4,583              *            4,583          0                 *
Paul Glasser                             2,750              *            2,750          0                 *
Elsie Sanftleben                         3,055              *            3,055          0                 *

TOTAL                                  111,833                         111,833

CMS Options
-----------
James A. Kaplan                      1,216,885            3.7%         751,626    465,259               1.4%
Sonia N. Dixon                          71,984              *           71,984          0                 *
Laurie S. Adami                         72,830              *           72,830          0                 *
Daniel D. Foley                         32,269              *           32,269          0                 *
Afsaneh Daneshrad                        8,113              *            8,113          0                 *
Charles H. Belvin                        8,113              *            8,113          0                 *
Estate of Donald Kaplan                 96,986              *           96,986          0                 *
Richard Kaplan                          96,986              *           96,986          0                 *
Leo I. Kaplan Trust                    242,201              *          242,201          0                 *
David & Bari Silvern                   226,981              *          226,981          0                 *
Lawrence Gallagher                      61,984              *           61,984          0                 *
Terence Henchy                          39,734              *           39,734          0                 *


                                       7




                                             Common Stock            Shares             Common Stock
                                             Beneficially            Being              Beneficially Owned
                                             Owned Prior             Offered            After the Offering
                                             to the Offering
                                         ------------------------    -------         ------------------------
                                         Number           Percent                    Number           Percent
                                         ------           -------                    ------           -------
Thomas H. Greenwald                      8,113              *               8,113          0             *
Oren Cheyette                           18,000              *              18,000          0             *
Michael A. Rubel                         8,113              *               8,113          0             *

TOTAL                                2,209,292                          1,744,033

Kenneth A. Saverin                     250,000              *             250,000          0             *
Timex Corporation                      101,000              *             101,000          0             *


COMPUTER SPORTS WORLD, INC.
---------------------------
Norman D. Fast                           9,482              *               9,482          0             *
Carl H. Lauterjung                       4,862              *               4,862          0             *
Brian M. Seba                              243              *                 243          0             *

TOTAL                                   14,587                             14,587


LAS VEGAS SPORTS CONSULTANTS
----------------------------
Michael Roxborough                     330,206            1.0             330,206          0             *


CHECK NETWORK, INC.
-------------------
Joyce Edstrom                           65,027              *              65,027          0             *
David  Edstrom                          63,673              *              63,673          0             *

TOTAL                                  128,700                            128,700


FEDERAL NEWS SERVICE, INC.
--------------------------
Cortes W. Randell                      527,654            1.6%            527,654          0             *
Generation Trust                       134,489              *             134,489          0             *
John D. Beckett                         56,178              *              56,178          0             *
Kevin A. Beckett                        16,579              *              16,579          0             *
Mary J. Heath                            5,070              *               5,070          0             *
Roy B. Kelly                            30,584              *              30,584          0             *
Kirsten M. Carter                        6,117              *               6,117          0             *
Carolyn Beckett                          6,117              *               6,117          0             *
Catherine Beckett                        6,117              *               6,117          0             *
Jonathan M. Beckett Trust                6,117              *               6,117          0             *
Joel Beckett Trust                       6,117              *               6,117          0             *
  Morrison J. & Kirsten M. Carter
John D. Beckett                          3,702              *               3,702          0             *

Total                                  804,841                            804,841


* Represents less than 1% of issued and outstanding Common Stock.


                              PLAN OF DISTRIBUTION

     The sale of all or a portion of the Shares by the Selling Shareholders may be effected from time to time in private transactions or in the over-the-counter market at prices related to the prevailing prices of the Shares on the NASDAQ-NMS at the time of the sale or at negotiated prices. The Selling Shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders. The Selling Shareholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Shareholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify certain of the Selling Shareholders with respect to the Shares of Common Stock offered hereby against certain liabilities, including certain liabilities under the Securities Act.

     To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers, (b) the number of shares involved, (c) the price at which such shares are to be sold,
(d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

     Each Selling Shareholder may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the securities by the Selling Shareholders.

     There is no assurance that any of the Selling Shareholders will sell any of the Shares.

     The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the Shares offered hereby, except that the Selling Shareholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such Shares.

     The Company has agreed to keep the registration statement relating to the offering and sale by the Selling Shareholders of the Shares continuously effective until such date as such Shares may be resold without registration under the provisions of the Securities Act, under Rule 144 thereof or otherwise.

                      DESCRIPTION OF COMPANY CAPITAL STOCK

     The authorized capital stock of the Company presently consists of 75,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share.

     The following is a summary of the terms of the Company Common Stock.

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of debts and other liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable.

                                  LEGAL MATTERS

     Certain legal matters in connection with the sale of the Common Stock offered pursuant to this Prospectus will be passed upon for the Company by Camhy Karlinsky and Stein LLP, New York City, New York.

                                     EXPERTS

     The consolidated financial statements as of June 30, 1996 and 1995 and for each of the two years in the period ended June 30, 1996 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Data Broadcasting Corporation for the year ended June 30, 1996 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements and schedule of Data Broadcasting Corporation and Subsidiaries included in the Company's Annual Report on Form 10-K, for the year ended June 30, 1994, incorporated by reference in this Prospectus and in the Registration Statement, have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the report of such firm which report is given upon their authority as experts in accounting and auditing.

     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                   ----------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses to be borne by the Company in connection with the issuance and distribution of the securities being registered hereby.

      Securities and Exchange Commission registration fee ....  $ 6,052
      Accounting Fees and Expenses ...........................   10,000
      Legal Fees and Expenses ................................    7,500
                                                                -------
            TOTAL.............................................  $23,552


Item 15.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.
Section 145 further provides that in connection with the defense or settlement or any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers.

     The Company's Certificate of Incorporation and Article VII of the Company's By-Laws provide, in general, that the Company shall indemnify its directors and officers under the circumstances defined in Section 145.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits.

Exhibit Number    Description of Document
--------------    -----------------------

      5.1         Opinion of Camhy Karlinsky and Stein LLP

     23.1 Consent of Camhy Karlinsky and Stein LLP (included in its opinion filed as Exhibit 5.1 hereto)

     23.2         Consent of Price Waterhouse LLP

     23.3         Consent of Coopers & Lybrand L.L.P.

     24.1         Power of Attorney  (contained on signature page)

Item 17.  Undertakings.

a)   The undersigned, hereby undertakes:

     1. To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

          i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          ii. To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933 the Company hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Wyoming on this 10th day of February, 1997.



                                            Data Broadcasting Corporation


                                            by  /s/ ALAN J. HIRSCHFIELD
                                               -------------------------------
                                            Alan J. Hirschfield
                                            Co-Chairman of the Board and
                                            Co-Chief Executive Officer

                                            by  /s/ ALLAN R. TESSLER
                                               -------------------------------
                                            Allan R. Tessler
                                            Co-Chairman of the Board and
                                            Co-Chief Executive Officer

                                            by  /s/ MARK F. IMPERIALE
                                               -------------------------------
                                            Mark F. Imperiale
                                            President, Chief Operating Officer
                                            and Chief Financial Officer
                                            (Principal Financial Officer)

                                            by  /s/ ANDREW P. SCHLOTTERBECK
                                               -------------------------------
                                            Andrew P. Schlotterbeck
                                            Vice President and Controller
                                            (Principal Accounting Officer)

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Alan J. Hirschfield and Allan R. Tessler, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue thereof.

----------------------------------------------------------------------------------------
          SIGNATURE                      TITLE                               DATE
----------------------------------------------------------------------------------------
                                Co-Chairman of the Board
/s/ ALAN J. HIRSCHFIELD         Co-Chief Executive Officer and         February 10, 1997
------------------------------  Director
Alan J. Hirschfield             (Principal Executive Officer)
----------------------------------------------------------------------------------------
                                Co-Chairman of the Board
/s/ ALLAN R. TESSLER            Co-Chief Executive Officer and         February 10, 1997
------------------------------  Director
Allan R. Tessler                (Principal Executive Officer)
----------------------------------------------------------------------------------------
                                President, Chief Operating
/s/ MARK F. IMPERIALE           Officer, and Chief Financial           February 10, 1997
------------------------------  Officer (Principal Financial
Mark F. Imperiale               Officer)
----------------------------------------------------------------------------------------
                                                                       February 10, 1997
/s/ ANDREW P. SCHLOTTERBECK
------------------------------  Vice President and Controller
Andrew P. Schlotterbeck        (Principal Accounting Officer)
----------------------------------------------------------------------------------------
                                                                       February 10, 1997
/s/ CHARLES M. DIKER
------------------------------
Charles M. Diker                Director
----------------------------------------------------------------------------------------
                                                                       February 10, 1997
/s/ DWIGHT H. EGAN
------------------------------
Dwight H. Egan                  Director
----------------------------------------------------------------------------------------
                                                                       February 10, 1997
/s/ DONALD P. GREENBERG
------------------------------
Dr. Donald P. Greenberg         Director
----------------------------------------------------------------------------------------
                                                                       February 10, 1997
/s/ JAMES A. KAPLAN
------------------------------
James A. Kaplan                 Director
----------------------------------------------------------------------------------------
                                                                       February 10, 1997
/s/ DAVID R. MARKIN
------------------------------
David R. Markin                 Director
----------------------------------------------------------------------------------------
                                                                       February 10, 1997
/s/ HERBERT S. SCHLOSSER
------------------------------
Herbert S. Schlosser            Director
----------------------------------------------------------------------------------------
                                                                       February 10, 1997
/s/ CARL SPIELVOGEL
------------------------------
Carl Spielvogel                 Director
----------------------------------------------------------------------------------------

                                 EXHIBIT INDEX


Exhibit Number    Description of Document
--------------    -----------------------

      5.1         Opinion of Camhy Karlinsky and Stein LLP

     23.1 Consent of Camhy Karlinsky and Stein LLP (included in its opinion filed as Exhibit 5.1 hereto)

     23.2         Consent of Price Waterhouse LLP

     23.3         Consent of Coopers & Lybrand L.L.P.

     24.1         Power of Attorney  (contained on signature page)